Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)— March 20, 2015

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.037109 per unit, payable on April 14, 2015 to unitholders of record on March 31, 2015.  The distribution primarily represents oil production during the month of December 2014 and natural gas production during November 2014.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	79,802	318,830	$57.49	$3.54
Prior Month	78,027	432,627	$69.92	$3.94

Oil cash receipts for the properties underlying the Trust totaled $4.6 million for the current month, a decrease of $0.9 million from the prior month calculation.  The decrease was due to a 22 percent decline in NYMEX oil prices, partially offset by increased sales volumes resulting from one more production day in December.

Natural gas receipts decreased $0.6 million from the prior month, totaling $1.1 million, primarily due to decreased sales volumes from one operator in the Elm Grove field of the East Texas/North Louisiana region and reduced sales price realizations.  In January 2015, Enduro received notice from one of its operators that the operator intended to charge the working interest owners their proportionate share of unused firm capacity reservation fees since January 2012.  The operator plans to recoup these fees in check remittances in 2015 and continue to charge the related monthly fees going forward.  In January 2015, the operator withheld payment in partial settlement of approximately $400,000 in firm capacity reservation fees related to the Underlying Properties, and as a result, the current month distribution does not include any revenues or volumes from the associated wells, causing a decline from the prior month.  In the prior month distribution, these wells averaged daily natural gas sales of approximately 3,250 Mcf/D.  Enduro Resource Partners, the sponsor of the Trust, does not believe these fees are appropriate and is questioning the exact amount of the fees that will be withheld and whether such fees can be withheld from working interest owners and retroactively recouped.

The current distribution includes receipts from 19 of 20 Rocker B wells producing through December 2014.  In total, the 19 Rocker B wells contributed $0.4 million in oil cash receipts for the current distribution period.  Total average daily oil sales volumes for the current distribution period for the properties underlying the Trust were approximately 2,570 Bbls/D, of which 235 Bbls/D are attributable to the Rocker B wells.

Capital expenditures included in the current month distribution totaled $0.7 million and relate to expenses incurred during January 2015.

Lost Tank Field Update

The Lost Tank 4 Federal 23 has been completed and is currently producing; however, at this time, the well has not been producing for a sufficient amount of time to provide a production rate.

2014 Tax Information

Enduro Royalty Trust’s 2014 tax information booklet is complete and available on the Trust’s website.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico.  As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions.  These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received is significantly affected by prevailing commodity prices, which have dropped considerably over the past several months and remain highly volatile. Significant decreases in commodity prices could result in less cash available for distribution in future periods.  Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. Statements made in this press release are qualified by the cautionary statements made in this press release.  Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release.  An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015.  The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555